UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2013

SONOCO PRODUCTS COMPANY

Commission File No. 0-516

Incorporated under the laws	I.R.S. Employer Identification
of South Carolina	No. 57-0248420

1 N. Second St.

Hartsville, South Carolina 29550

Telephone: 843/383-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Harry A. Cockrell, 63, managing director of Pacific Tiger Group Limited, a Hong Kong-based privately held investment enterprise with a wide range of businesses and assets across the Asia/Pacific region, was elected to the Sonoco Board of Directors on July 17, 2013.

Mr. Cockrell holds a Bachelor of Arts degree in Asian studies from Seton Hall University and an M.B.A. from the Thunderbird School of Global Management where he serves as a trustee. He is a director of Pathfinder Investment Holdings Corporation, a Philippines real estate management group, and a Director of Sonoco Asia, LLC, a 79.2 percent-owned subsidiary of Sonoco Products Company. He is a former director of Hanesbrands, Inc., and former investment committee member of Asian Infrastructure Fund. Earlier in his career, he was director of corporate banking for the National Commercial Bank of Saudi Arabia and was a banking advisor for Middle Eastern and Asian interests.

Mr. Cockrell has been appointed to serve on the Financial Policy and Employee and Public Responsibility Committees of the Board.

The Company has not entered into any material contracts, plans or arrangements with Mr. Cockrell. There are no family relationships between Mr. Cockrell and any other executive officer or director of the Company, and there are no arrangements or understandings pursuant to which he has been appointed. There are no transactions between the Company and Mr. Cockrell that would constitute related person transactions under Item 404(a) of Regulation S-K, nor does Mr. Cockrell hold a directorship with any reporting company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONOCO PRODUCTS COMPANY

Date: July 23, 2013	By: /s/ Barry L. Saunders
Barry L. Saunders
Vice President and Chief Financial Officer

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